Exhibit 99.1

                 Computer Programs and Systems, Inc.
                 Announces Third Quarter 2007 Results

    Company Declares Regular Quarterly Dividend of $0.36 Per Share


    MOBILE, Ala.--(BUSINESS WIRE)--Oct. 18, 2007--Computer Programs and Systems, Inc. (NASDAQ: CPSI):

    Highlights:

    -- Earnings per share for the third quarter of 2007 of $0.30 on revenues of $28.0 million;

    --  Cash flow from operations of $4.3 million; and

    --  Quarterly dividend of $0.36 per share.

    Computer Programs and Systems, Inc. (NASDAQ: CPSI), a leading provider of healthcare information solutions, today announced results for the third quarter and nine months ended September 30, 2007.

    The Company also announced that its Board of Directors has declared a regular quarterly cash dividend of $0.36 (thirty-six cents) per share, payable on November 23, 2007, to stockholders of record as of the close of business on November 2, 2007.

    Total revenues for the third quarter ended September 30, 2007, increased 2.6% to $28.0 million, compared with total revenues of $27.3 million for the prior-year period. Net income for the quarter ended September 30, 2007, decreased 5.7% to $3.2 million, or $0.30 per diluted share, compared with $3.4 million, or $0.32 per diluted share, for the quarter ended September 30, 2006. Cash flow from operations for the third quarter of 2007 was $4.3 million, compared with $3.3 million for the prior-year period.

    Commenting on the results, Boyd Douglas, chief executive officer and president of CPSI, stated, "We are pleased with our results for the third quarter of 2007. We achieved the top end of our revenue guidance and exceeded our earnings per share guidance. In addition, our outsourcing continues to grow year-over-year at better than 20%. We are also optimistic about the fourth quarter of 2007 based on results to date."

    Total revenues for the nine months ended September 30, 2007, decreased 4.5% to $81.9 million, compared with total revenues of $85.8 million for the prior-year period. Net income for the nine months ended September 30, 2007, decreased 21.7% to $9.1 million, or $0.85 per diluted share, compared with $11.6 million, or $1.08 per diluted share, for the nine months ended September 30, 2006. Cash provided by operations for the nine months ended September 30, 2007, was $12.9 million, compared with $10.3 million for the same period last year.

    For the fourth quarter of 2007, the Company anticipates total revenues of $28.0 million to $29.5 million and net income of approximately $3.4 million to $3.6 million, or $0.31 to $0.33 per diluted share. CPSI's 12-month backlog as of September 30, 2007, was $90.8 million, consisting of $19.4 million in non-recurring system purchases and $71.4 million in recurring payments for support, outsourcing, ASP and ISP contracts.

    A listen-only simulcast and replay of CPSI's third quarter 2007 conference call will be available on-line at www.cpsinet.com and www.earnings.com on October 19, 2007, beginning at 9:00 a.m. Eastern Time.

    About Computer Programs and Systems, Inc.

    CPSI is a leading provider of healthcare information solutions for community hospitals with over 600 client hospitals in 46 states. Founded in 1979, the Company is a single-source vendor providing comprehensive software and hardware products, complemented by complete installation services and extensive support. Its fully integrated, enterprise-wide system automates clinical and financial data management in each of the primary functional areas of a hospital. CPSI's staff of over 800 technical, healthcare and medical professionals provides system implementation and continuing support services as part of a comprehensive program designed to respond to clients' information needs in a constantly changing healthcare environment. For more information, visit www.cpsinet.com.

    This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified generally by the use of forward-looking terminology and words such as "expects," "anticipates," "estimates," "believes," "predicts," "intends," "plans," "potential," "may," "continue," "should," "will" and words of comparable meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and future financial results are forward-looking statements. We caution investors that any such forward-looking statements are only predictions and are not guarantees of future performance. Certain risks, uncertainties and other factors may cause actual results to differ materially from those projected in the forward-looking statements. Such factors may include: overall business and economic conditions affecting the healthcare industry; saturation of our target market and hospital consolidations; changes in customer purchasing priorities and demand for information technology systems; competition with companies that have greater financial, technical and marketing resources than we have; failure to develop new technology and products in response to market demands; fluctuations in quarterly financial performance due to, among other factors, timing of customer installations; failure of our products to function properly resulting in claims for medical losses; government regulation of our products and customers, including changes in healthcare policy affecting Medicare reimbursement rates; interruptions in our power supply and/or telecommunications capabilities and other risk factors described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release.




                 COMPUTER PROGRAMS AND SYSTEMS, INC.
             Unaudited Condensed Statements of Operations
                (in thousands, except per share data)

                                        Three Months    Nine Months
                                            Ended           Ended
                                        September 30,   September 30,
                                       --------------- ---------------
                                        2007    2006    2007    2006
                                       ------- ------- ------- -------

Sales revenues:
  System sales                         $ 9,774 $10,917 $28,356 $38,648
  Support and maintenance               12,687  11,764  37,595  34,361
  Outsourcing                            5,531   4,589  15,951  12,783
                                       ------- ------- ------- -------
         Total sales revenues           27,992  27,270  81,902  85,792

Cost of sales:
  System sales                           7,820   8,401  22,765  25,678
  Support and maintenance                4,933   4,960  14,996  14,908
  Outsourcing                            3,400   2,568   9,753   7,250
                                       ------- ------- ------- -------
         Total cost of sales            16,153  15,929  47,514  47,836
                                       ------- ------- ------- -------
         Gross profit                   11,839  11,341  34,388  37,956

Operating expenses:
  Sales and marketing                    2,614   2,164   6,996   6,506
  General and administrative             4,493   4,221  14,150  13,613
                                       ------- ------- ------- -------
         Total operating expenses        7,107   6,385  21,146  20,119
                                       ------- ------- ------- -------

         Operating income                4,732   4,956  13,242  17,837
Interest income                            294     309     842     830
                                       ------- ------- ------- -------
         Income before taxes             5,026   5,265  14,084  18,667
Provision for income taxes               1,798   1,841   4,995   7,065
                                       ------- ------- ------- -------
         Net income                    $ 3,228 $ 3,424 $ 9,089 $11,602
                                       ======= ======= ======= =======

Basic earnings per share               $  0.30 $  0.32 $  0.85 $  1.09
                                       ======= ======= ======= =======
Diluted earnings per share             $  0.30 $  0.32 $  0.85 $  1.08
                                       ======= ======= ======= =======

Weighted average shares outstanding:
  Basic                                 10,719  10,642  10,689  10,636
  Diluted                               10,757  10,706  10,736  10,713





                 COMPUTER PROGRAMS AND SYSTEMS, INC.
                       Condensed Balance Sheets
                            (in thousands)

                                                Sept. 30,   Dec. 31,
                                                  2007        2006
                                               ----------- -----------
                    ASSETS                     (Unaudited)
Current assets:
  Cash and cash equivalents                    $   10,018  $    8,760
  Investments                                      11,175      10,718
  Accounts receivable, net of allowance for
   doubtful accounts of $855 and $814,
   respectively                                    13,772      14,096
  Financing receivables, current portion            2,131       2,177
  Inventory                                         1,604       1,668
  Deferred tax assets                               1,361       1,406
  Prepaid expenses                                    276         320
  Prepaid income taxes                                278         107
                                               ----------- -----------
         Total current assets                      40,615      39,252

Financing receivables, long-term                    2,394       2,397
Property and equipment                             14,787      13,897
Accumulated depreciation                           (9,131)     (7,642)
                                               ----------- -----------
         Total assets                          $   48,665  $   47,904
                                               =========== ===========


     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                             $    1,365  $    1,204
  Deferred revenue                                  3,343       2,275
  Accrued vacation                                  2,226       2,053
  Other accrued liabilities                         2,926       3,158
                                               ----------- -----------
         Total current liabilities                  9,860       8,690

Deferred tax liabilities                              449         508

Stockholders' equity:
  Common stock, par value $0.001 per share,
   30,000 shares authorized, 10,813 and 10,756
   shares issued and outstanding                       11          11
  Additional paid-in capital                       24,563      22,427
  Accumulated other comprehensive income
   (loss)                                              51          (7)
  Retained earnings                                13,731      16,275
                                               ----------- -----------
         Total stockholders' equity                38,356      38,706
                                               ----------- -----------
         Total liabilities and stockholders'
          equity                               $   48,665  $   47,904
                                               =========== ===========





                 COMPUTER PROGRAMS AND SYSTEMS, INC.
               Unaudited Other Supplemental Information
                            (In thousands)

The following table summarizes free cash flow for the Company:
----------------------------------------------------------------------

                                             Three Months Nine Months
                                                Ended        Ended
                                              Sept. 30,    Sept. 30,
                                                 2007         2007
                                             ------------ ------------
Net cash provided by operating activities    $     4,279  $    12,889
Purchases of property and equipment                 (234)        (890)
                                             ------------ ------------
Free cash flow                               $     4,045  $    11,999
                                             ============ ============

Free cash flow is a non-GAAP financial measure which CPSI defines as net cash provided by operating activities less purchases of property and equipment. The most directly comparable GAAP financial measure is net cash provided by operating activities. The Company believes free cash flow is a useful measure of performance and uses this measure as an indication of the financial resources of the Company and its ability to generate cash.



    CONTACT: Computer Programs and Systems, Inc.
             M. Stephen Walker, 251-639-8100
             Vice President-Finance and Chief Financial Officer